Filed Pursuant to Rule 433

Registration No. 333-137998

June 5, 2008

Panhandle Eastern Pipe Line Company, LP

Pricing Term Sheet

$400,000,000 7.000% Senior Notes due 2018

The following information supplements the Preliminary Prospectus Supplement dated
 June 5, 2008, and is filed pursuant to Rule 433, under Registration No. 333-137998

Issuer:	Panhandle Eastern Pipe Line Company, LP

Security Type:	Senior Unsecured Notes

Ratings (Moody’s / S&P / Fitch):	Baa3 (stable) / BBB- (negative) / BBB (negative)

Pricing Date:	June 5, 2008

Settlement Date:	June 12, 2008

Maturity Date:	June 15, 2018

Principal Amount:	$400,000,000

Benchmark:	T 3.875% due May 15, 2008

Benchmark Yield:	4.040%

Re-offer Spread to Benchmark:	+300 bps

Yield to Maturity:	7.040%

Coupon:	7.000%

Public Offering Price:	99.715%

Optional Redemption:	T + 50 bps

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2008

CUSIP / ISIN:	698455 AB8 / US698455AB81

T+5 Settlement Cycle

We expect that delivery of the notes will be made against payment on or about the settlement date specified above, which will be the fifth business day following the pricing date (this settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of notes who wish to trade notes more than two business days prior to the settlement date will be required to specify an alternate settlement cycle at the time of such trade to prevent a failed settlement.

Joint Bookrunning Managers:	Credit Suisse Securities (USA) LLC Banc of America Securities LLC J.P. Morgan Securities Inc.

Co-Managers:	Calyon Securities (USA) Inc. KBC Financial Products USA Inc. Lazard Capital Markets LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC The Williams Capital Group, L.P.

The issuer and its parent, Southern Union Company, have filed a registration statement (including a base prospectus), and the issuer has filed a prospectus supplement, with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or J.P. Morgan Securities Inc. collect at 212-834-4533.